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Exhibit 4.1

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form.

        ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1.	Name of corporation:
AMAZING TECHNOLOGIES CORP.
2.
By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:
1.
Pursuant to the Amended and Restated Articles of Incorporation of this Corporation dated May 6, 2005, there shall be created a series of Preferred Stock with par value of One-hundredth of a One Cent ($0.0001) per share of this Corporation consisting of One Million (1,000,000) shares to be designated as the Series "A" Preferred Stock (Series "A" Preferred Stock), and that the holders of such shares shall have the rights, preferences and privileges and restrictions set forth in a certificate of designation attached as Exhibit A to this resolution (the "Series "A" Certificate of Designation").
2.
The Series "A" Certificate of Designation is set forth as Exhibit "A" annexed hereto and is a true and correct copy of the rights, preferences, privileges and restrictions of the holders of the Series "A" Preferred Stock.
3.	Effective date of filing (optional)	(must not be later than 90 days after the certificate is filed)
4.	Officer Signature:	/s/ J. BRADLEY HALL

        Filing Fee: $175.00

  IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

  SUBMIT IN DUPLICATE

  This form must be accompanied by appropriate fees. See attached fee schedule.

AMAZING TECHNOLOGIES CORP.
(a Nevada corporation)

Exhibit "A"

SERIES "A" CERTIFICATE OF DESIGNATION

Series "A" Convertible Preferred Stock

        This designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series "A" Convertible Preferred Stock are as follows:

        1.    Designation and Number of Shares.     The designation of this series of One Million (1,000,000) shares of Preferred Stock with a par value of One Hundredth of a Cent ($0.0001), created by the Board of Directors of the Corporation pursuant to the authority granted to it by the Articles of Incorporation of the Corporation is "Series "A" Preferred Stock," which is hereinafter referred to as the "Preferred Stock" or "Preferred Shares".

        2.    Offering Price.     USD $1.00 per share (the "Original Purchase Price").

        3.    Conversion.     At the option of the holder, each share of Series "A" Preferred Stock will be convertible into one share of common stock of the Company at any time, with an initial conversion price of $1.00, adjusted proportionately for stock splits, stock dividends, recapitalizations and similar events, provided that, the conversion price of the Series "A" Preferred Stock shall be subject to a full ratchet adjustment to prevent the dilution in the event that the Company issues any debt, equity or other securities convertible into any class of capital stock of the Company at a price per share less than the original subscription price.

        4.    Redemption.     At the option of the Company, each share of Series "A" Preferred Stock will be redeemable. In order to redeem the Series "A" Preferred Stock, the Company must pay to the holder of the then outstanding security a premium of eight percent (8%) plus any accrued and unpaid cumulative dividend for any Series "A" Preferred Stock that is still outstanding and not converted into shares of common stock of the Company prior to the second anniversary date of the investment in the Series "A" Preferred Stock. On or after the second anniversary date of the Series "A" Preferred Stock investment the redemption premium will be sixteen percent (16%) plus the payment of any accrued and unpaid cumulative dividend.

        5.    Voting Rights.     The holders of the Series "A" Preferred Stock will have the right to the number of votes equal to the number of shares of common stock issuable upon conversion of the Series "A" Preferred Stock at the time the record for any vote is taken. Except with respect to matters which adversely affect the Series "A" Preferred Stock, as otherwise specified herein or as required by law, the Series "A" Preferred Stock and the Common Stock shall vote together as a single class.

        6.    Cumulative Dividend.     Dividends on the Series "A" Preferred Stock shall accrue and be paid quarterly in arrears at the rate of ten percent (10%) per annum of the Original Purchase Price, whether or not declared by the Company's Board of Directors. All accrued and unpaid dividends shall be payable in cash, out of funds legally available therefore, in full upon the first to occur of:

             i)  the conversion of the Series "A" Preferred Stock into common shares or,

            ii)  a Liquidation Event (as defined below). The holders of the Series "A" Preferred Stock shall be entitled to participate on an as-converted basis in any dividends payable on common stock. In no event will cash dividends be paid on any class of capital stock of the Company without a dividend in an equal or greater amount having been paid on the Series "A" Preferred Stock, part passu with any future series of part passu capital stock and prior and in preference to any declaration or payment of a dividend on any other Series of Preferred Stock or common stock of the Company.

        7.    Liquidation Preference.     Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation Event"), the holders of the Series "A" Preferred Stock shall be entitled to receive, part passu with any future series of part passu capital stock and in preference to any distribution to the holders of any existing common stock, an amount in cash per share equal to the Original Subscription Price (adjusted proportionately for stock splits, stock dividends, recapitalizations and similar events and dilution as provided herein) plus accrued and unpaid dividends (the "Liquidation Preference").

        Unless the holders of a majority of common stock and the holders of Series "A" Preferred Stock voting as a group determine otherwise, a sale of all or substantially all of the assets of the Company, an exclusive license of all or substantially all of the intellectual property of the Company or an acquisition of the Company by another person or entity by means of any transaction or series of transactions (including, without limitation, any reorganization, merger, consolidation or stock transfer) where the stockholders of the Company immediately preceding such transactions own, following such transaction, less than fifty-one percent (51%) of the voting securities of the Company, shall constitute a Liquidation Event.

        8.    Ranking.     The Series "A" Preferred Stock shall receive, part passu with any future series of part passu capital stock and in preference to the holders of common stock and any other future class of capital stock, payment in full of its Liquidation Preference upon any Liquidation Event.

        9.    Amendment.     The rights of the holders of Series "A" Preferred Stock described above may not be amended or altered without the majority consent of votes held by the holders of Series "A" Preferred Stock.

        10.    Preemptive Rights.     All holders of the Series "A" Preferred Stock shall have the right to participate in any subsequent equity financings of the Corporation to maintain their percentage interest in the capital stock of the Corporation on an as-converted fully-diluted basis by purchasing a pro rata share of such additional equity at its offering price. These preemptive rights shall not apply to shares issued:

             i)  upon conversion of the Series "A" Preferred Stock;

            ii)  upon a stock split, subdivisions, combinations, stock dividend or recapitalization;

           iii)  to employees, directors or consultants of the Corporation pursuant to the Stock Option Plans; or

            iv)  in connection with permitted business acquisitions, mergers or strategic partnerships. The holders of Series "A" Preferred Stock shall have the right of over allotment to the extent any party fails to exercise their preemptive rights in full.

        11.    Most Favored Investor.     If within one year after the subscription for Series "A" Preferred Shares, the Corporation consummates any equity financing with a third party on terms more favorable than those granted to the holders of Series "A" Preferred Stock, the Company shall take such actions as are necessary to revise the terms of the Series "A" Preferred Stock offering to provide the same terms to the holders of Series "A" Preferred Stock. The Company will use its best efforts to enter into any amendments necessary to confer such rights to the shareholders of Series "A" Preferred Stock.

        12.    Registration Rights.     Following an underwritten initial public offering of the Corporation's common stock, or any Regulation "S" registration of shares, holders of Series "A" Preferred Stock will be entitled to "piggyback" registration rights.

        13.    Restrictions on Transfer.     Each purchaser of Series "A" Preferred Stock in this offering may only transfer shares pursuant to the requirements of federal and state securities laws.

QuickLinks

  Exhibit 4.1
Certificate of Designation (PURSUANT TO NRS 78.1955)
  1. Designation and Number of Shares.
  2. Offering Price.
  3. Conversion.
  4. Redemption.
  5. Voting Rights.
  6. Cumulative Dividend.
  7. Liquidation Preference.
  8. Ranking.
  9. Amendment.
  10. Preemptive Rights.
  11. Most Favored Investor.
  12. Registration Rights.
  13. Restrictions on Transfer.